Exhibit 99.1

China North East Petroleum Holdings Ltd. Receives Non-Compliance
Notification from NYSE AMEX LLC;
Stock Trading Halt

HARBIN, CHINA and NEW YORK, NY, May 27, 2010 -- China North East Petroleum Holdings Ltd. (the “Company” or “NEP”) (NYSE Amex: NEP), a leading independent oil producing and oilfield services company in Northern China, today reported that On May 25, 2010, the Company received a written notice from NYSE AMEX LLC (“AMEX”) advising that the Company is not in compliance with AMEX’s continuing listing criteria set forth in Sections 134 and 1101 of the NYSE Amex LLC Company Guide (the “Company Guide”).  Specifically, AMEX noted that the Company has not timely filed its annual report on Form 10-K for the fiscal year ended December 31, 2009 and its quarterly report on Form 10-Q for the quarter ended March 31, 2010 (together, the “Reports”).  In addition, AMEX stated that the Company’s failure to file its Reports is a material violation of its listing agreement.  Pursuant to 1003(d) of the Company Guide, AMEX is authorized to suspend, and unless prompt corrective action is taken, remove the Company’s common stock from AMEX.  AMEX halted trading of the Company’s common stock on the same day.

As the Company disclosed in its current report on From 8-K filed on April 16, 2010, AMEX required that the Company submit a plan of compliance by April 29, 2010 with the action the Company has taken, or will take, to file the 10-K for 2009 and bring the Company into compliance with the listing standards no later than July 14, 2010 (the “Plan”).  As AMEX required, the Company submitted its Plan on April 29, 2010, which the Corporate Compliance Department of AMEX currently is evaluating.  As stated in the current notice from AMEX, the Company may supplement its Plan until June 8, 2010.  The Company intends to submit such supplement by June 8, 2010.

The Company also previously disclosed in a press release issued on April 16, 2010 and as an exhibit to its current report on From 8-K filed on April 16, 2010, that, in the process of the Company’s 2009 year end audit review, the Company identified potential internal control deficiencies over financial reporting in connection with certain expenditures relating to business development activities and the accounting treatment of certain of the Company’s accounts payables.  In response, on April 15, 2010, the Board of Directors directed and authorized the Audit Committee of the Board of Directors (the “Audit Committee”) to conduct a thorough review of the situation and to determine what corrective action, if any, should be taken.

On April 19, 2010, the Audit Committee retained the services of John Lees Associates Limited of Hong Kong (“JLA”) to conduct a forensic audit of the Company’s bank accounts with respect to the expenditures relating to business development activities in question.  The forensic audit preliminarily found that in 2009, cash transfers occurred between the bank accounts of the Company and its subsidiaries and the personal bank accounts of Mr. Hongjun Wang, the Company’s chief executive officer, and Ms. Guizhi Ju, a Company director and mother of Mr. Hongjun Wang.  The forensic audit has confirmed that some of the transferred funds were used to pay the Company’s expenses.  To date, there is no indication that any of the funds were used for personal purposes.  The forensic audit is ongoing.

Immediately following the JLA preliminary report, on May 6, 2010, the Board of Directors adopted a specific policy that none of its assets, including cash, should be transferred or paid to any officer or director of the Company or its subsidiaries for any purpose without the approval of the Audit Committee other than (i) payment of transfers pursuant to service agreements between the Company and its officers and directors duly authorized and adopted by the Board of Directors or its committees; or (ii) reimbursement of reasonable expenses not exceeding $10,000 in any given week.

After an update of the preliminary report by JLA, the Board called a special meeting to discuss the situation on May 21 and 22, 2010. As a result of these meetings, on May 23, 2010, the Board through unanimous written consent took the following corporate actions:

(viii)
Accepted the resignation of its chief financial officer, Mr. Yang Zhang, and appointed Mr. Andrew Kan from JLA to serve as interim acting chief financial officer until a permanent chief financial officer is duly appointed.

(ix)	Accepted the resignation of Ms. Ju as a director of the Company.
(x)	Accepted the resignation of Mr. Hongjun Wang as the Chairman of the Board but allowed him to continue as a director pending the outcome of the current forensic audit.
(xi)	Appointed the Company’s independent director, Mr. Edward Rule, as Chairman of the Board.
(xii)	Placed Mr. Hongjun Wang on administrative leave as chief executive officer pending the outcome of the current forensic audit.
(xiii)	Appointed the Company’s independent director, Mr. Jingfu Li, as the interim acting chief executive officer.
(xiv)	Directed that all expenditures of the Company and its subsidiaries over US$10,000 be approved in advance by the Chairman of the Audit Committee.

The Company believes that these remedial measures will prevent further failure of the Company’s financial controls and procedures and preserve the assets of the Company.  As the forensic audit continues, the Company is treating this serious matter with the utmost urgency.  Upon further findings of the forensic audit, the Company will continue to implement measures as the situation demands.

ABOUT CHINA NORTH EAST PETROLEUM
China North East Petroleum Holdings Limited is an independent oil company that engages in the production of crude oil in Northern China. The Company is a pioneer in China's private oil exploration and production industry, and the first Chinese non-state-owned oil company trading on the NYSE Amex.

The Company has a guaranteed arrangement with the PetroChina to sell its produced crude oil for use in the China marketplace. The Company currently operates four oilfields in Northern China. The Company also recently added an oil service subsidiary through its acquisition of Song Yuan Tiancheng Drilling Engineering Co. Ltd. (“Tiancheng”). For more information about the Company, please visit http://www.cnepetroleum.com.

Statements in this press release, including but not limited to those relating to the Company’s or management’s intentions, beliefs, expectations, hopes, projections, assessment of risks, estimations, plans or predictions for the future, including the impact of the restatement, timing of filings with the SEC and other statements that are not historical facts are forward-looking statements that are based on current expectations.  Although the Company believes that its expectations are based on reasonable assumptions, it can give no assurance that these expectations will prove correct.  Important factors that could cause actual results to differ materially from those in the forward-looking statements include delays and uncertainties that may be encountered in connection with the restatement, final audits and reviews by the Company and its auditors, and other risks described in the Company’s annual report on Form 10-K for the year ended December 31, 2008 and its other filings with the SEC.  Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated.  Investors should not place undue reliance on forward-looking statements.  Each forward-looking statement speaks only as of the date of the particular statement and the Company undertakes no duty to update any forward-looking statement.

For more information, please contact:

United States:
Chao Jiang
Senior Vice President, Corporate Finance
Tel:   +1-212-307-3568
Email: chao.jiang@cnepetroleum.com

Bill Zima
ICR, Inc.
Tel: 203-682-8200